As filed with the Securities and Exchange Commission on June 6, 2012

Registration Statement No. 333-173936

Registration Statement No. 333-155187

Registration Statement No. 333-154713

Registration Statement No. 333-144345

Registration Statement No. 333-144344

Registration Statement No. 333-135799

Registration Statement No. 333-114815

Registration Statement No. 333-103820

Registration Statement No. 333-101120

Registration Statement No. 333-90994

Registration Statement No. 333-82726

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-3 REGISTRATION STATEMENT No. 333-173936

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-155187

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-154713

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-144345

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-144344

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-135799

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-3 REGISTRATION STATEMENT No. 333-114815

POST-EFFECTIVE AMENDMENT NO. 3

TO FORM S-3 REGISTRATION STATEMENT No. 333-103820

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-3 REGISTRATION STATEMENT No. 333-101120

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-90994

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-3 REGISTRATION STATEMENT No. 333-82726

Under

The Securities Act of 1933

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0511729
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

50 Technology Drive

Irvine, California 92618

(949) 788-6000

(Address and telephone number of principal executive offices)

A. Robert D. Bailey

c/o Bausch & Lomb Incorporated

One Bausch & Lomb Place

Rochester, NY 14604

(585) 338-6000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Robert P. Davis

Glenn P. McGrory

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☒	Non-accelerated filer ☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of ISTA Pharmaceuticals, Inc., a Delaware corporation (“ISTA” or the “Registrant”):

1. Registration Statement No. 333-173936, registering $150,000,000 of common stock, par value $0.001 per share, of ISTA (the “Common Stock”); preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), debt securities; and warrants to purchase debt securities, Common Stock and Preferred Stock, which was filed with the Securities and Exchange Commission (“SEC”) on May 5, 2011, and amended on May 24, 2011;

2. Registration Statement No. 333-155187, registering 2,500,000 shares of Common Stock acquired by selling shareholders by exercising warrants acquired on October 30, 2008 in a private placement, which was filed with the SEC on November 7, 2008;

3. Registration Statement No. 333-154713, registering 12,500,000 shares of Common Stock acquired by selling shareholders by exercising warrants acquired on September 26, 2008 in a private placement, which was filed with the SEC on October 23, 2008;

4. Registration Statement No. 333-144345, registering 5,250,000 shares of Common Stock in connection with an offering by selling shareholders who purchased shares of Common Stock in a private placement pursuant to stock purchase agreements each dated as of June 26, 2007, which was filed with the SEC on July 5, 2007;

5. Registration Statement No. 333-144344 registering $100,000,000 of Common Stock, Preferred Stock, debt securities, and warrants to purchase debt securities, Common Stock and Preferred Stock, which was filed with the SEC on July 5, 2007;

6. Registration Statement No. 333-135799, registering 6,709,690 shares of Common Stock issuable upon the conversion of senior subordinated convertible notes held by selling stockholders, which was filed with the SEC on July 17, 2006;

7. Registration Statement No. 333-114815, registering $75,000,000 of shares of Common Stock; shares of Preferred Stock; debt securities; warrants to purchase debt securities, Common Stock and Preferred Stock; and an additional 3,600,000 shares of Common Stock offered by selling securityholders, which was filed with the SEC on April 23, 2004, and amended on May 10, 2004;

8. Registration Statement No. 333-103820, registering 13,421,030 shares of Common Stock in connection with an offering by selling stockholders who purchased shares of Common Stock on September 19, 2002 and November 19, 2002, including 1,842,104 shares issuable upon the exercise of certain warrants by selling stockholders, which was filed with the SEC on March 14, 2003, and amended on April 30, 2003 and on May 14, 2003;

9. Registration Statement No. 333-101120, registering 20,000 shares of Common Stock in connection with an offering by a selling stockholder who purchased shares of Common Stock in a private placement on October 23, 2002, which was filed with the SEC on November 8, 2002, and amended on December 13, 2002;

10. Registration Statement No. 333-90994, registering 100,000 shares of Common Stock in connection with an offering by a selling stockholder who purchased shares in a private placement on May 9, 2002, which was filed with the SEC on June 21, 2002; and

11. Registration Statement No. 333-82726, registering 845,665 shares of Common Stock in connection with an offering by a selling stockholder who purchased the shares in a private placement on December 13, 2001, which was filed with the SEC on February 14, 2002, and amended on April 2, 2002.

Such Post-Effective Amendments are being filed to deregister unsold securities of the Registrant.

On March 26, 2012, ISTA, Bausch & Lomb Incorporated, a New York corporation (“Parent”), and Inga Acquisition Corporation (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, entered into an Agreement and Plan of Merger, dated March 26, 2012, as amended by that certain Amendment No. 1, dated May 24, 2012 (the “Merger Agreement”). On June 6,

2012, pursuant to the Merger Agreement, and upon the terms and conditions thereof, Merger Sub was merged with and into ISTA, with ISTA surviving the merger as a wholly-owned subsidiary of Parent. In connection therewith, each share of Common Stock, other than any shares owned by ISTA as treasury stock or by any wholly-owned subsidiary of ISTA, any shares owned by any subsidiary of Parent, and any shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, was converted into the right to receive $9.10 in cash, without interest thereon and less any required withholding taxes.

Accordingly, ISTA has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with undertakings made by ISTA in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, ISTA hereby removes from registration any securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 6th day of June, 2012.

ISTA PHARMACEUTICALS, INC.

By:	/s/ Vicente Anido, Jr., Ph.D.
Name:	Vicente Anido, Jr., Ph.D.
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Vicente Anido, Jr., Ph.D. Vicente Anido, Jr., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2012

/s/ Lauren P. Silvernail Lauren P. Silvernail	Chief Financial Officer and Vice President, Corporate Development (Principal Financial Officer and Principal Accounting Officer)	June 6, 2012

/s/ Peter Barton Hutt Peter Barton Hutt	Director	June 6, 2012

/s/ Benjamin F. McGraw, III, Pharm.D. Benjamin F. McGraw, III, Pharm.D.	Director	June 6, 2012

/s/ Dean J. Mitchell Dean J. Mitchell	Director	June 6, 2012

/s/ Andrew J. Perlman, M.D., Ph.D. Andrew J. Perlman, M.D., Ph.D.	Director	June 6, 2012

/s/ Wayne I. Roe Wayne I. Roe	Director	June 6, 2012